Exhibit 99.3

Adjusted earnings before interest, income taxes, depreciation and amortization

Earnings before interest, income taxes, depreciation and amortization

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) represents the sum of income before interest, income taxes, depreciation and amortization. We understand that certain industry analysts and investors generally consider EBITDA to be one measure of the ability to service debt and satisfy capital requirements, and it is presented to assist analysts and investors in analyzing the ability of a company to generate cash, service debt and meet capital requirements. We believe increased EBITDA, and more particularly in the case of the Company, Adjusted EBITDA, is an indicator of improved ability to service existing debt and to satisfy capital requirements. Neither EBITDA nor Adjusted EBITDA, is a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as a measure of operating performance or to cash liquidity. Because EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other corporations. Similarly, other presentations of adjusted EBITDA may not adjusted for similar items or compute corporate overhead in the same manner. Net cash provided by (used in) operations for the fiscal years and quarters ended June 30, 2008 and 2007, respectively, is shown below. Hospital Facilities Segment Adjusted EBITDA and Specialty Pharmacy Segment Adjusted EBITDA is the EBITDA for those Segments without any allocation of corporate overhead.

	Amount in 000s
	Three Months Ended June 30,		Fiscal Years Ended June 30,
	2008	2007	2008	2007
Healthcare Facilities Segment Adjusted EBITDA	$3,867	$4,266	$14,921	$12,865
Specialty Pharmacy Segment Adjusted EBITDA	821	—	821	—

Adjusted EBITDA	4,688	4,266	15,742	12,865

Corporate overhead costs	(1,226)	(930)	(4,551)	(4,051)

Strategic Alternative expenses	(111)	—	(274)	—

Taxes and interest expense	(812)	(1,122)	(2,950)	(2,718)
Other non-cash expenses and net changes in operating assets and liabilities	(2,798)	930	(5,672)	(1,347)

Net cash provided by (used in) operations	$(259)	$3,144	$2,295	$4,749